                   As filed with the Securities and Exchange Commission on
                         November 30, 2001 Registration No. 333-56554


                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM S-3/A

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933


                         CHEQUEMATE INTERNATIONAL, INC.

             (Exact name of Registrant as specified in its charter)

            UTAH                                               76-0279816
(State or other jurisdiction of                             (I.R.S. Employer
 incorporation or organization)                           Identification Number)

                             10 Universal City Plaza
                                   Suite 1100
                            Universal City, CA 91608
                                  818-655-3078
               (Address, including zip code, and telephone number,
                 including area code, of Registrant's principal
                               executive offices)

                                  Chandos Mahon
                                CEO and President

                             10 Universal City Plaza
                                   Suite 1100
                            Universal City, CA 91608
                                  818-655-3078
                       (Name, address, including zip code,
        and telephone number, including area code, of agent for service)

This Registration Statement consists of a total of 39 pages. The Exhibit Index is on page 37.

Approximate date of commencement of proposed sale to public: At such time or times after the effective date of this Registration Statement as the Selling Shareholders shall determine.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [__]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [__]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [__]

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [__]



                         CALCULATION OF REGISTRATION FEE
--------------------------------------------------------------------------------
    Title of      Amount to be      Proposed         Proposed         Amount of
 Securities to     Registered        Maximum          Maximum       Registration
 be Registered                   Offering Price      Aggregate           Fee
                                  Per Share(2)   Offering Price(2)
--------------------------------------------------------------------------------
 Common Voting    60,326,424(1)       $0.17        $10,255,492.08     $2,451.06
     Stock
--------------------------------------------------------------------------------


(1) These shares of common stock are offered for resale by seventy-four (74) selling securityholders - Terasource Venture Capital Co., Ltd., Philmoon Seong, Blaine Harris, Hyundai & Terasource D-Convergence Venture Investment Partnership, MMAA - Terasource Venture Investment Partnership, Terasource W-N Venture Investment Partnership, Hyang Hee Shin, Sang Im Nam, I-O Display Systems, LLC, Ki Seok Park, United Business Systems, Inc., Seung Hoon Lee, Ji Sun Lee, Kyung Rock Lee, William Brinkmeier, Hye Young Cho, Pil-Soo Sung, Dutchess Advisors, Ltd., Inside Telenetcom Co., Ltd., Stanley H. Rojeski, Scott Applegate and Capital Plus, Rocky Mountain Employee Benefits, Inc., Paul Lebarre, Chandos Mahon, Wan Ki Choi, Myeung Rae Kim, Jeong Joo Heo, Programming Services, Inc., Thomas A. Nix, Young Doo Choi, Lawrence J. Wilk, Ernest McKay, Joo Ryang Um, Kyeong Eel Joo, Berthel Growth & Income Trust I, Frank Friedlein, Gon Seong Yoo, Young Joo Kim, Myeong Hee Sung, Myeong Ja Kang, Byeong Cheol Cho, Eun Jeong Heo, National Financial Communications Corp., Kyung Min Kim, Lions Gate Entertainment, Inc., Gi Sea Nam, Young Seok Seong, Chan Joo Park, Jun Ho Yoon, Fernando Gomez, Jeong Ho Park, Sung Gyoon Kim, Seung Hwan Lee, Ki Young Ko, Jang Rak Choi, Seong Jin Choi, Myeong Hee Lee, Eagle Plaza, L.C., Soo Won Lee, Jin Soo Park, Seong Yong Hwang, Gyoo Hang Chang, BH Productions, Cinema Internet Networks, Inc., Yong Hyeon Jee, Alan Miller, Kirk Kaalberg, Charles P. Miller, John Metzler, Nanci Sue Harvey-Brinkmeier, Joe Melton, Karen A. Wilson, DST Asset Management Company.

(2) The fee is estimated pursuant to Rule 457(c) under the Act solely for the purpose of calculating the registration fee, on the basis of the average of the bid and asked price ($.17) of our common stock as reported on the American Stock Exchange on November 26, 2001, which is within five (5) business days prior to the filing of this registration statement.

Pursuant to Rule 416, there are also registered hereby such additional indeterminate number of shares of such common stock as may become issuable as dividends or to prevent dilution resulting from stock splits, stock dividends or similar transactions.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
                              [END OF FACING PAGE]

              The date of this Prospectus is November 30, 2001

                  PROSPECTUS FOR SELLING SECURITY HOLDERS


                       CHEQUEMATE INTERNATIONAL, INC.
                   doing business as "C-3D DIGITAL, INC."

                        60,363,424 SHARES OF COMMON STOCK
                             PAR VALUE $0.0001

This Prospectus relates to the offering of shares of common stock, $.0001 par value (the "Securities" or the "Shares"), of Chequemate International, Inc., doing business under the name "C-3D Digital, Inc." ("Chequemate" or "We"), which are being offered by seventy-four (74) of our security holders (the "Selling Securityholders"), and which have been or will be acquired by such persons by direct purchase from us in private transactions. We will receive no proceeds from the sale of the Shares.

Our common stock is traded on the American Stock Exchange ("AMEX") under the symbol "DDD." On November 26, 2001, the last bid price for our common stock, as reported by AMEX, was $.17 per share. Nevertheless, the Selling Securityholders are not required to sell the Shares in transactions reported on AMEX, and may offer their respective Shares through any type of public or private transactions.

               THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK
        SEE THE SECTION ENTITLED " RISK FACTORS" BEGINNING ON PAGE 9

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We have not registered the Shares for sale by the Selling Securityholders under the securities laws of any state. Brokers or dealers effecting transactions in the Shares covered by this Prospectus should confirm that the Shares covered by this Prospectus have been registered under the securities laws of the state or states in which sales of such shares occur as of the time of such sales, or that there is an available exemption from the registration requirements of the securities laws of such states.

This Prospectus is not an offer to sell any securities other than the Shares covered by this Prospectus. This Prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

The Securities may be offered by or on behalf of the Selling Securityholders from time to time in or through transactions or distributions in the over-the-counter market, in privately negotiated transactions, on any stock exchange on which the Securities may be listed at prices prevailing in such market or exchange or as may be negotiated at the time of sale. We will bear certain expenses incurred in effecting the registration of the Shares. Notwithstanding the inclusion in this Prospectus of the Shares, the Selling Securityholders have no obligation to sell any or all of the Shares. The Securities may be publicly offered through underwriting syndicates or through dealers. In such event, the Selling Securityholders may enter into an agreement with respect to the Securities then offered providing for the sale of the Securities to, and for the purchase of such Securities being offered by, the members of such syndicate or such dealers. See the section entitled "PLAN OF DISTRIBUTION". The Selling Securityholders and any broker-dealers or agents that participate with the Selling Securityholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

The Selling Securityholders and any agents, dealers, or underwriters that participate with the Selling Securityholders in the distribution of the Securities may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. This offering is expected to terminate no later than the date upon which all Selling Securityholders have sold all of the Securities held by them pursuant to the Registration Statement, as amended, which has been filed by us in connection with this Prospectus or otherwise or until they are legally permitted to sell their remaining Securities pursuant to an exemption from registration.

                               [END OF COVER PAGE]

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED ON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER AT ANY TIME IMPLIES THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                              AVAILABLE INFORMATION

We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements, and other information filed with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington,
D.C. 20549, at prescribed rates. In addition, we are required to file electronic versions of these documents through the Commission's Electronic
Data Gathering, Analysis and Retrieval system ("EDGAR"). The Commission maintains a World Wide Web site at HTTP://WWW.SEC.GOV that contains reports, proxy and information statements and other information regarding registrants filed electronically with the Commission. Our common stock is traded on the American Stock Exchange. Reports and other information concerning our business may be inspected at the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

We have filed with the Commission, under the Securities Act, a registration statement on Form S-3/A (herein, together with all amendments and exhibits thereto, collectively referred to as the "Registration Statement") with respect to the Shares of common stock offered hereby. This Prospectus constitutes a part of the Registration Statement. This Prospectus does not contain all the information set forth in such Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to our business and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any agreement or other document are not necessarily complete, and are qualified in their entirety by reference to the copy of such contract or document appearing as an exhibit to the Registration Statement. Such Registration Statement and any amendments thereto, including exhibits filed as a part thereof, are available for inspection and copying as set forth above. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.

              INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents and materials filed by us with the Commission (File No. 1-15043) are incorporated herein by reference:

- Our Quarterly Report on Form 10-QSB for the three months ended September 30, 2001, filed with the Commission on November 19, 2001;

-  Our Current Report on Form 8-K filed with the Commission on August 20, 2001;

- Our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001, filed with the Commission on July 11, 2001, which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed.

- Our Definitive Proxy Statement on Schedule 14A filed with the Commission on July 9, 2001.

All other documents and reports filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of this offering shall be deemed to be incorporated by reference in this Prospectus and to be made a part hereof from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in the Prospectus, or in any subsequently filed document, is deemed to be incorporated by reference or modifies or supersedes the statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

We will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all documents which are incorporated by reference, not including exhibits to such documents, unless such exhibits are specifically incorporated by reference in the document which this Prospectus incorporates. Requests should be directed to Mr. Chandos Mahon at our principal executive offices located at 10 Universe City Pizza, Suite 1100, Universal City, CA 91608.

                           FORWARD-LOOKING STATEMENTS

This Prospectus includes "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. This Act provides a "safe harbor" for such statements to encourage companies to provide prospective information about themselves so long as such information is identified as forward-looking and is accompanied by meaningful cautionary statements identifying important factors that could cause actual results to differ materially from those projected in the information. All statements other than statements of historical fact made in this Prospectus or incorporated by reference are forward-looking and are beliefs, estimates, intentions and strategies about the future. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates," "projects", "predicts" or variations of such words and similar expressions are intended to identify such forward-looking statements, but their absence does not mean the statement is not forward-looking. In particular, the statements regarding the availability of adequate funding and progress in the development of our various business segments are forward-looking statements. Forward-looking statements represent management's current expectations and are inherently uncertain. The failure of any forward-looking event to occur can cause all forward-looking predictions to fail. Investors are warned that C-3D's actual results may differ significantly from management's expectations and, therefore, from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the "Risk Factors".

                               PROSPECTUS SUMMARY

The following summary information is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus or incorporated herein by reference and the financial statements which are incorporated herein by reference.

THE COMPANY                         Chequemate International, Inc.
                                    ("Chequemate" or "We"), d/b/a "C3-D
                                    Digital, Inc.," is a Utah corporation
                                    primarily engaged in the development
                                    and sale of three dimensional
                                    entertainment and technology products.
                                    We and our subsidiaries are engaged in
                                    developing technology used to design
                                    three dimensional images on video, the
                                    internet, and various software
                                    applications, cable installation
                                    engineering, cable customer service
                                    management, hotel pay-per-view and
                                    direct television services, as well as
                                    payphone ownership. Our business
                                    strategy is to combine our experience
                                    in three dimensional content
                                    aggregation and production with the
                                    converging markets of content and
                                    commerce on the Internet, cable
                                    television, pay-per-view, and free
                                    television.

                                    On August 10, 2001, we underwent a change in control when we issued 38,504,275 shares of common stock, constituting a 51% percent equity interest in our common stock, to approximately forty-three new investors in return for $3.5 million, or approximately $.09 per share. Most of the new investors are shareholders of Another World Inc., a company established under the laws of the Republic of Korea ("Another World"). Another World is a research and technology company and is a leading provider of stereoscopic three dimensional imaging solutions. We are also considering whether to acquire Another World and its assets. We believe Another World's cutting-edge technologies in stereoscopic three dimensional image creation and conversion may significantly add to our existing three dimensional content and established network distribution base. In particular, Another World's stereoscopic conversion tools (software and hardware) to convert any two dimensional media to three dimensional substantially may add to our overall value for our shareholders. To date, we and our subsidiaries, including VCI, have incurred substantial losses from operations. See "The Company," and "Risk Factors."

RISK FACTORS                        An investment in the Shares involves
                                    substantial risk. See "Risk Factors."

SECURITIES OFFERED                  60,326,424 shares of our Common Stock
                                    par value $0.0001 per share, that are
                                    issued or issuable by the us to the
                                    seventy-four (74) Selling
                                    Securityholders. See "Selling
                                    Securityholders."

OFFERING PRICE                      All or part of the Shares offered
                                    hereby may be sold from time to time in
                                    amounts and on terms to be determined by the Selling Securityholders at the time of sale. See "Plan of Distribution."

USE OF PROCEEDS                     We will receive no part of the proceeds from
                                    the sale of the Shares registered pursuant to this Registration Statement.

SELLING                             The Shares being offered hereby are
SECURITYHOLDERS                     being offered for the account of the Selling
                                    Securityholders specified under the caption
                                    "Selling Securityholders."

ADDRESS AND TELEPHONE               10 Universal City Plaza
                                    Suite 1100
                                    Universal City, CA 91608
                                    818-655-3078

AMERICAN STOCK                      "DDD"
EXCHANGE SYMBOL


                                  RISK FACTORS

AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SHOULD NOT BE MADE BY PERSONS WHO CANNOT AFFORD THE LOSS OF THEIR ENTIRE INVESTMENT. IN CONNECTION WITH THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1955, THE COMPANY IS HEREBY IDENTIFYING IMPORTANT FACTORS THAT COULD CAUSE THE COMPANY'S ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED IN FORWARD-LOOKING STATEMENTS OF THE COMPANY MADE BY OR ON BEHALF OF THE COMPANY. THE COMPANY ADVISES READERS NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS IN LIGHT OF THE RISKS AND UNCERTAINTIES TO WHICH THEY ARE SUBJECT. THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING THE COMPANY AND ITS BUSINESS.

THE IMPACT OF CHANGES IN GLOBAL ECONOMIC CONDITIONS ON OUR CUSTOMERS MAY CAUSE US TO FAIL TO MEET EXPECTATIONS, WHICH WOULD NEGATIVELY IMPACT THE PRICE OF OUR STOCK

Our operating results can vary significantly based upon the impact of changes in global and domestic economic conditions on our customers. The domestic and economic environment in 2001 is more uncertain than in recent periods. Additionally, the September 11, 2001 terrorist attacks in New York City, Washington, D.C. and Pennsylvania, and the United States' military response, has further affected the economic environment. At the time of the attacks, capital investment by businesses, particularly investments in new technology, had been experiencing substantial weakness. This weakness was aggravated by the September 11 attacks. Economic and a political uncertainty resulting from the attacks and the U.S. military response could result in further decline in new technology investments. The effects of these actions could cause customers to defer or reconsider purchasing products or services if they experience a downturn in their business or if there is a downturn in the general economy. Such events could have a material adverse effect on our business.

WE HAVE LARGE AND CONTINUING LOSSES AND A LARGE ACCUMULATED DEFICIT. Our substantial and continuing losses since inception, coupled with significant ongoing operating expenses, raise serious doubt regarding our ability to continue as a going concern. We have an accumulated deficit of $55,713,971 as of March 31, 2001. We have incurred a net loss for the three months ended June 30, 2001, of $1,483,877 and have sustained substantial ongoing losses during each of the preceding three fiscal years, of $18,735,809 for the fiscal year ended March 31, 2001; $18,735,469 for the fiscal year ended March 31, 2000; and $4,213,079, for the fiscal year ended March 31, 1999. These losses have caused a dramatic decline in the value our common stock, and it may be anticipated that additional losses may cause a further decline in the value of our common stock. Although we have undertaken substantial steps in the past few months to reduce our operating overhead and have received a cash infusion of $3.5 million in return for issuing 38,504,275 shares of common stock to approximately forty-three new investors, it may be anticipated that our losses will continue at least in the near term, and we can give no assurance that we will ever generate substantial revenues from operations, or achieve profitability.

We have negative working capital, and have been forced to raise capital to fund ongoing operations through the private sales of our securities, the terms of which transactions have been highly dilutive and which have involved substantial expenses. Moreover, because of our financial condition, we have been required in recent months to negotiate with creditors and shareholders to extend the due date of certain contractual obligations. In its present circumstances, therefore, there is substantial doubt about our ability to continue as a going concern, absent a substantial increase in revenues from operations.

WE HAVE NO ASSURANCE THAT THREE DIMENSIONAL TELEVISION OR THREE DIMENSIONAL COMPUTER GAMES WILL GAIN MARKET ACCEPTANCE. Our current efforts to broadcast television programs in three dimensional format and to create games in three dimensional format must be considered novel and experimental. Particular risks of this business include the narrow range of broadcast programming available in three dimensional and the fact that consumers may not be willing to incur the added expense and effort of subscribing to this programming on a long term basis. To view a three dimensional broadcast, viewers watch three dimensional television programming using special glasses. This unique product must be considered experimental and there may not be long term acceptance of this novel concept. You should consider, as a risk factor, the possibility that you could invest in this offering and not receive any return of investment, or lose your entire investment if the products and services are not successfully marketed or are otherwise not commercially accepted. Similarly, the market for three dimensional games is only now developing and there is no guarantee that a large market for three dimensional games will emerge.

WE OPERATE IN A HIGHLY COMPETITIVE INDUSTRY.
Well financed competitors are developing and experimenting with three dimensional technologies, and could dominate the three dimensional technology market that we are pursuing. There is substantial competition, both nationally and internationally, in the electronics and media industries in which we operate. Essentially all major television manufacturers are pursuing research and development projects with three dimensional television. Virtually all major United States TV channels have experimented with or have offered some three dimensional programming on a trial basis. Each of these companies has assets, and research and development budgets, greater than our research and development budget. No assurance can be made, despite the best efforts of our management, that other companies may not produce competitive products, services, or devices at a lower price or that are a better product, which could cause our products to be commercially unprofitable. In the rapidly developing field of three dimensional video products, there is no assurance that our copyrights, patents or pending proprietary technology will protect us from direct competition in the areas of our high technology three dimensional products.

THE PROFITABILITY OF OUR TELEVISION PAY-PER-VIEW BUSINESS WILL BE DEPENDANT UPON OUR INTEGRATION OF THE ACQUIRED PAY-PER-VIEW ASSETS.
Although our management has extensive experience in the hotel pay-per-view business, we have only been conducting the pay-per-view business for approximately two and one-half years. Our pay-per-view assets and contracts have been acquired in two separate asset acquisitions. These purchases were not acquisitions of complete businesses with established operating histories, but were acquisitions of certain assets only. Although the pay-per-view business is generally comprised of self-contained operations at each hotel location, we must still be considered to be in a formative phase of managing the newly-acquired assets as a cohesive business unit, and gaining the acceptance and confidence of the various hotel site owners. The profitability of the C-3D pay-per-view business division will be dependant upon our integration of the acquired pay-per-view assets.

WE MAY NEED ADDITIONAL CAPITAL THROUGH PRIVATE DEBT OR THE SALE OF STOCK IN ORDER TO SUSTAIN OPERATIONS.
Our cash requirements have been and will continue to be significant. We expect that we will need to raise additional funds through private debt or equity financing in order to continue to support current operations and develop our business plan. No assurance can be made that we will be able to raise sufficient capital to sustain operations or to meet our growth projections. If additional funds are raised through the issuance of equity securities, the percentage ownership of our stockholders at that time will be reduced, particularly in view of the dramatic decline in the value of our common stock over the past several months. We have incurred debt with private lenders and anticipate incurring additional loan obligations to sustain current operations. If adequate funds are not available or are not available on acceptable terms, we may not be able to: fund then existing operations; develop new or enhanced services and related products; continue to develop our business plan; and, otherwise respond to competitive pressures. As a result, our business, operating results and financial condition could be materially adversely affected.

THE SALE OF THE SHARES OFFERED IN THIS PROSPECTUS MIGHT HAVE A SUBSTANTIALLY ADVERSE EFFECT ON THE MARKET FOR AND THE PRICE OF OUR COMMON STOCK.
This Prospectus relates to the possible sale of 60,326,424 shares of our common stock during the duration of the effectiveness of the Registration Statement. As of November 26, 2001, approximately 75,498,578 shares of our common stock are issued and outstanding. Due to the possibility that all or many of the Shares proposed to be sold in this Prospectus could be sold in a relatively short period of time, there is a possibility that the sale of the Shares might have a substantially adverse effect on the market for and the price of our common stock. The future sale of our Shares would, in all likelihood, have a depressive effect on the market price of our common stock. Potential purchasers of shares of our stock pursuant to this Prospectus should be aware of such possible adverse effects.

RISKS ASSOCIATED WITH VISIONCOMM, INC.
The business of VisionComm, Inc. ("VCI") acquired by us is also subject to many of the same risks and uncertainties discussed here, including the risks associated with intense competition in the private cable television business, the need for additional capital, and introduction of new and unproven technologies. VCI has suffered losses from operations since inception. VCI has an accumulated deficit of $3,327,770 as of June 30, 2001; and has reported a net loss for the fiscal year ended December 31, 2000, of $1,038,479 and for the three months ended March 31, 2001 of $185,733. We may have difficulties and inefficiencies encountered in the process of integrating the business, products and personnel of VCI. It may be some time before any inefficiencies and difficulties are overcome and we benefit from economies of scale, synergies from the combination of the business and personnel. There can be no assurance that the transition will not involve significant additional expense or result in delays in the accomplishment of our objectives.

THE AMERICAN STOCK EXCHANGE MAY DELIST OUR COMMON STOCK.
Our common stock is listed on the American Stock Exchange ("AMEX"). AMEX has certain minimum listing requirements which need to be maintained by the listing company. We believe that we are presently in compliance with such listing requirements. However, if our common stock was delisted by AMEX, then public perception of the value of the common stock could be materially adversely affected. Investors could lose their investment and we could face greater difficulty in raising capital necessary for our continued operations.

WE RISK OF BECOMING SUBJECT TO PENNY STOCK RULES.
If our common stock is not listed on AMEX, we may become subject to Rule 15g-9 of the Securities and Exchange Act of 1934 which imposes additional sales practice requirements on broker-dealers that sell low-priced securities, referred to as "penny stocks," to persons other than established customers and institutional accredited investors. A penny stock is generally any equity security that has a market price or exercise price of less than $5.00 per share, subject to certain exceptions, including listing on AMEX. For transactions covered by these rules, broker-dealers must make a special suitability determination for the purchase of such securities and must have received the purchaser's written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a risk disclosure document mandated by the SEC relating to the penny stock market. The broker-dealer is also subject to additional sales practice requirements. Consequently, the penny stock rules may restrict the ability of broker-dealers to sell our securities and may affect the ability of holders to sell these securities in the secondary market and the price at which such holders can sell any such securities.

WE HAVE SIGNIFICANT OUTSTANDING INDEBTEDNESS.
On June 30, 2001, we had total liabilities of $11,169,308 and total current liabilities of $8,154,230. Accordingly, we are subject to all of the risks associated with substantial leverage, including the risk that available cash may not be adequate to make required payments to note holders. Our ability to satisfy our note obligations from cash flow will be dependent upon our future performance and will be subject to financial, business, and other factors beyond our control. A substantial portion of our indebtedness is secured by our equipment and other assets. In the event we do not have sufficient cash resources to satisfy our repayment obligations or our other obligations to the note holders, we will be in default under the terms of the note(s), and may risk foreclosure on its assets. This would have a materially adverse affect on our business and could result in a reduction in the price of our common stock.

THE PRICE OF OUR STOCK IS HIGHLY VOLATILE.
The price of our common stock has fluctuated dramatically and widely over the past few months, and it may be anticipated that it will continue to do so in the future. The market price of our common stock could fluctuate based on a variety of factors, including, but not limited to: (a) announcements of developments related to our business; (b) the announcement(s) of quarterly losses, or fluctuations in operating results; (c) announcements by competitors; (d) key personnel changes; and (e) the issuance of additional shares of common stock in private or public financings. The market price of our common stock has fluctuated between $18.44 and $.28 per share during the two fiscal years ended March 31, 2001. From the end of the last fiscal year through September 10, 2001, the market price of the our common stock has fluctuated between approximately $.22 and $.12 per share. These broad market fluctuations could adversely affect the market price of our common stock, in that, at the current price, any fluctuation in dollar price per share could constitute a significant percentage decrease in the value of an investor's investment. There can be no assurance that the trading value of our common stock will remain at or near its current level.



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OUR BUSINESS COULD BE HARMED IF WE FAIL TO PROTECT OUR INTELLECTUAL PROPERTY.
Our success depends in part on our ability to protect our intellectual property. We rely primarily on a combination of trade secret, know-how, copyright and trademark laws and employee and third-party nondisclosure agreements. We also limit access to proprietary information within our company and by outside parties. The steps we have taken to protect our intellectual property may not prevent misappropriation of our technology. Our competitors may develop technologies that are similar or superior to our technology, duplicate our technology or design around patents that we own. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Even if successful, litigation could be costly and could divert important management resources. If our intellectual property is not adequately protected, our business, financial condition and operating results could be materially harmed. Future claims by others that we have violated their intellectual property rights could prevent the sale of our products and require us to pay damages.

THIRD PARTIES MAY CLAIM THAT OUR PRODUCTS INFRINGE UPON THEIR INTELLECTUAL PROPERTY RIGHTS.
Defending against third party infringement claims could be costly and divert important management resources. Furthermore, if these claims are successful, we may have to pay substantial royalties or damages, remove the infringing products from the marketplace or expend substantial amounts in order to modify the products so that they no longer infringe on the third party's rights.

ABSENCE OF DIVIDENDS.
We have never paid dividends and do not intend to pay any dividends for the foreseeable future.

                               USE OF PROCEEDS

All of the Shares, if and when sold, are being offered and sold by the Selling Securityholders or by their pledgees, donees, transferees or other successors in interest, and we will not receive any proceeds from the sale of such Shares.

                         DETERMINATION OF OFFERING PRICE

The common stock offered by this Prospectus may be offered for sale by the Selling Securityholders from time to time in transactions on the American Stock Exchange. Sales may also occur in negotiated transactions or otherwise, at a fixed price or prices which may be changed based on market or other conditions, or at other negotiated prices. As such, the offering price is indeterminate as of the date of this Prospectus.


                            DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 500,000,000 shares of common stock, par value $.0001 per share. All shares are non-assessable. As of November 26, 2001, there were a total of 75,498,578 shares of common stock issued and outstanding. The holders of common stock are entitled to one vote per share on each matter submitted to a vote at any meeting of stockholders. Shares of common stock do not carry cumulative voting rights and, therefore, a majority of the outstanding shares of common stock may elect the entire Board of Directors. If they do so, minority shareholders would not be able to elect any members to the Board of Directors.

Our shareholders have no preemptive rights to acquire additional shares of common stock or other securities. The common stock is not subject to redemption and carries no subscription or conversion



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rights. In the event of liquidation, holders of the common stock are entitled to share equally, on a pro rata basis, in our assets remaining after payment of all our debts. Holders of common stock are entitled to such dividends as the Board of Directors may declare. Atlas Stock Transfer Co., Salt Lake City, Utah, is our transfer agent for our common stock.

                              PLAN OF DISTRIBUTION

Pursuant to registration rights agreements or agreements which contain covenants to register shares, between us and the Selling Securityholders (collectively the "Registration Rights Agreements"), we agreed to file with the Commission a registration statement covering resales of the Shares, and to use our best efforts to cause such registration statement to be declared effective as promptly as possible after the filing. Upon and after the effectiveness of the Registration Statement, the Selling Securityholders may sell all or a portion of the Shares held by them from time to time while the Registration Statement of which this Prospectus is a part remains effective. The aggregate proceeds to the Selling Securityholders from the sale of Shares offered by the Selling Securityholders hereby will be the prices at which such securities are sold, less any commissions. There is no assurance that the Selling Securityholders will sell any or all of the Shares offered hereby.

Once the registration statement of which this Prospectus is part becomes effective with the Commission, the Shares covered by this Prospectus may be offered and sold from time to time by the Selling Securityholders or their pledgees, donees, transferees or successors in interest. Such sales may be made on the American Stock Exchange, in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price, or in negotiated transactions. The Shares may be sold by any means permitted under law, including one or more of the following: (1) a block trade in which a broker-dealer engaged by the Selling Securityholder will attempt to sell the Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (2) purchases by a broker-dealer as principal and resale by such broker-dealer for its account under this Prospectus; (3) an over-the-counter distribution in accordance with the rules of the American Stock Exchange; (4) ordinary brokerage transactions in which the broker solicits purchasers; and (5) privately negotiated transactions. In effecting sales, broker-dealers engaged by the Selling Securityholders may arrange for other broker-dealers to participate in the resales.

In connection with distributions of the Shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers. In connection with such transactions, broker-dealers may engage in short sales of our Shares covered by this Prospectus and the Selling Securityholders may also sell our shares short and redeliver our shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of our shares, which the broker-dealer may resell or otherwise transfer under this Prospectus. The Selling Securityholders may also loan or pledge our shares registered hereunder to a broker-dealer and the broker-dealer may sell the shares so loaned or upon a default the broker-dealer may effect sales of the pledged shares pursuant to this Prospectus.

Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated in connection with the sale. Such broker-dealers and any other participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales and any such commission, discount or concession may be deemed to be underwriting discounts or commissions under the Securities Act.

The Selling Securityholders may be deemed to be "underwriters" within the meaning of Section 3(11) of the Securities Act of 1933, as amended, with regard to the shares they are offering in this prospectus. Any profits on the resale of such shares may be deemed to be underwriting discounts and commissions.



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We have been advised that there are no arrangements or agreements with any brokers or dealers to act as underwriters of the Securities as of the date hereof. Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of the Securities may not simultaneously engage in market making activities with respect to the Securities for a period of nine
(9) business days prior to the commencement of such distribution. We have advised the Selling Securityholders that the anti-manipulation rules set forth in Regulation M, under the Securities Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this Prospectus available to the Selling Securityholders and have informed them of the need for delivery of copies of this Prospectus to purchasers at or prior to the time of any sale of the shares offered hereby.

All costs, expenses and fees in connection with the registration of the Shares will be borne by us. Commissions and discounts, if any, attributable to the sales of the Shares will be borne by the Selling Securityholders. The Selling Securityholders may agree to indemnify any broker-dealer or agent that participates in transactions involving sales of our Shares against certain liabilities, including liabilities arising under the Securities Act of 1933. We will not receive any proceeds from the sale of our Shares.

To comply with certain states' securities laws, if applicable, the Securities will be sold in such states only through registered or licensed brokers or dealers. In addition, in certain states the Securities may not be sold unless they have been registered or qualified for sale in such states or an exemption from registration or qualification is available and is complied with.

We will use our best efforts to keep the Registration Statement of which this Prospectus forms a part continuously effective until the Selling Securityholders have sold all of our Securities which are being registered hereunder or until they are legally permitted to sell all of such Securities to the public under the Securities Act without an effective registration statement in place with respect thereto.


                             SELLING SECURITYHOLDERS

The Selling Securityholders are seventy-four (74) separate entities or persons who acquired shares pursuant to separate, private transactions with us. In issuing the securities in these private transactions, we relied on applicable exemptions from the registration requirements under the Securities Act of 1933. Except as shareholders in connection with the business relationships described below, none of the Selling Securityholders are affiliated in any way with us or any of our affiliates, and neither the Selling Securityholders nor any of their affiliates have any relationship of any type with us and our affiliates. To the best of the our knowledge, except as stated in this Prospectus, none of the Selling Securityholders have held any office or maintained any material relationship with us or any of our predecessors or affiliates over the past three years. The Selling Securityholders reserve the right to reduce the number of shares offered for sale or to otherwise decline to sell any or all of the Shares registered hereunder.

             DESCRIPTION AND ORIGIN OF SECURITIES TO BE OFFERED

The following summary describes how the Selling Securityholders have received the Shares to be offered pursuant to this Prospectus.

ANOTHER WORLD
On August 10, 2001, we underwent a change in control when we issued 38,504,275 shares of common stock, constituting a 51% percent equity interest in our common stock, to approximately forty-three new investors in return for $3.5 million, or approximately $.09 per share. Most of the new investors ("Another World Shareholders") are shareholders of Another World Inc., a company established under the laws of the Republic of Korea ("Another World"). Another World is a research and technology company and is a leading provider of stereoscopic three dimensional imaging solutions. We are also considering whether to acquire Another World and its assets. We believe Another World's cutting-edge technologies in stereoscopic three dimensional image creation and conversion may significantly add to our existing three dimensional content and established network distribution base. In particular, Another World's stereoscopic conversion tools (software and hardware) to convert any two dimensional media to three dimensional substantially may add to our overall value for our shareholders.

The Another World Shareholders and the number of shares of our common stock included in this Prospectus with respect to each Another World Shareholder are as follows: Terasource Venture Capital Co., Ltd., 7,618,842; Philmoon Seong, 5,186,553; Investment Partnership, Hyundai & Terasource D-Convergence, 2,118,020; MNAA - Terasource Venture Investment Partnership, 2,118,020; Terasource W-N Venture Investment Partnership 2,062,261; Hyang Hee Shin, 1,865,009; Sang Im Nam, 1,821,175; Ki Seok Park, 1,489,797; Seung Hoon Lee,
1,312,620; Ji Sun Lee, 1,306,773; Kyung Rock Lee, 1,305,253; Hye Young Cho,
1,071,166; Pil-Soo Sung, 1,044,985; Inside Telenetcom Co., Ltd., 932,389; Wan Ki Choi, 527,111; Myeung Rae Kim, 512,147; Jeong Joo Heo, 507,082; Young Doo Choi, 465,320; Joo Ryang Um, 375,810; Kyeong Eel Joo, 374,291; Gon Seong Yoo, 358,912;
Young Joo Kim, 338,975; Myeong Hee Sung, 277,967; Myeong Ja Kang, 274,376; Byeong Cheol Cho, 257,616; Eun Jeong Heo, 257,293; Kim Kyung Min 202,501; Gi Sea Nam, 194,259; Young Seok Seong, 192,003; Chan Joo Park, 188,043; Jun Ho Yoon, 171,329; Jeong Ho Park, 163,962; Sung Gyoon Kim, 159,358; Seung Hwan Lee, 156,089; Ki Young Ko, 153,372; Jang Rak Choi, 159,643; Seong Jin Choi, 149,459;
Myeong Hee Lee, 149,367; Soo Won Lee, 134,448; Jin Soo Park, 133,435; Seong Yong Hwang, 133,389; Gyoo Hang Chang, 132,837; Yong Hyeon Jee, 151,024. We are including 38,504,275 shares of our common stock in this Prospectus that have been issued to the Another World Shareholders.

BH PRODUCTIONS, INC.
On February 2, 2000, we entered into a settlement agreement with BH Productions, Inc., an Illinois Corporation, under which we were to pay a balance due of $90,000.00 in monthly installment of $10,000.00. Due to financial and operating difficulties, we were not able to make all of the payments. On February 27, 2001, we entered into an amended settlement agreement with BH Productions under which we agreed to pay BH Productions the sum of $40,217 by issuing 80,434 shares of our common stock deemed at the time to have a value of $0.50 per share. If on the date which is five (5) business days following the date this registration statement is declared effective by the Commission, the average closing bid price of our common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $0.50 per share, we agreed to issue to BH Productions, Inc. the number of additional shares necessary for BH Productions, Inc. to receive a total value of $40,217 based on such average closing bid price for such five (5) day period. However, in no event is BH Productions, Inc. to receive more than 100,000 shares of our common stock. We are including 100,000 shares of our common stock in this Prospectus that have been issued to BH Productions, Inc.



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CINEMA INTERNET NETWORKS, INC.
On May 25, 2000, we and Cinema Internet Networks Inc., a British Columbia Canadian Corporation ("CIN"), entered into an Asset Purchase Agreement (the "Purchase Agreement"), under which we acquired all of the tangible and intangible assets, properties and business of CIN relating to CIN's pay-per-view ("PPV") and cable services provided to approximately 2,553 pay-per-view hotel/lodging rooms (the "PPV Assets"), in exchange for our agreement to pay the sum of $510,600 in cash, and to assume certain obligations of CIN. The Purchase Agreement provides for the payment of the purchase price in the form of registered our common stock, to be delivered at closing, at a price of $6.00 per share. On August 3, 2000, we entered into a letter amendment to the Purchase Agreement (the "Letter Amendment"), under which the parties agreed to a new purchase price for the PPV Assets, of $251,000 (the "amended purchase price"). Under the Letter Amendment, we issued a total of 95,000 shares of restricted common stock to CIN (the "CIN shares"), to be held in escrow pending the filing of a registration statement on Form S-3 which would include the CIN shares. In August, 2000, all of the CIN shares were released from escrow to CIN, and we agreed to include all of the 95,000 shares issued to CIN in a Form S-3 registration statement.

On or about February 2, 2001, we amended the agreements described above (the "CIN Amendment"). Under the CIN Amendment, we agreed to file a registration on Form S-3 including the CIN shares, within thirty (30) days, and to exercise our best efforts in obtaining effectiveness of the registration statement, in consideration of CIN's agreement to waive and release us from any claim resulting from our failure to timely file the registration statement. Due to financial and operating difficulties, we have been unable until recently to file a registration statement including the CIN shares, as required by the Letter Amendment. We are include 95,000 shares of common stock in this Prospectus that have been issued to CIN.

COMPENSATION SHARES ISSUED TO OUR OFFICERS AND EMPLOYEES
On January 12, 2001, we approved a plan to compensate our officers and employees for unpaid services, cash advances and cash contributions to us, through the issuance of shares of our restricted common stock. Under this plan, officers and directors who have provided cash advances or cash contributions to us, and directors who had provided services to us, were entitled to receive common stock in payment of the total amount of such contributions, at a per share rate equal to the five day trading average of our common stock (the "trading average") prior to the final invoice amount of such obligations, and were entitled to receive options to purchase the same number of shares, exercisable for a two year period at a price equal to such trading average. Our officers who had provided unpaid services to us, were entitled under the plan, to receive shares of our restricted common stock in payment of the full amount of such unpaid services, at a rate equal to one-half of the trading average, and were entitled to receive options to purchase shares equal to equal to one-half the number of shares issuable for officer's services, exercisable for a two year period at the trading average. We include in this Prospectus the following number of shares of our common stock that will be or have been issued to the following individuals: Chandos Mahon, 560,858 shares; William Brinkmeier, 373,116 shares; Thomas Nix, 317,344 shares; Larry Wilk, 284,448 shares; Frank Friedlein, 328,531 shares; Ernest Mckay 390,213 shares; Paul LeBarre 561,640 shares. As explained below, this Prospectus also includes additional shares owned respectively by Brinkmeier, Wilk, Nix, and Friedlein that they received as VisionComm Shareholders.

CROOKS HOLLOW ROAD L.L.C.
On November 19, 2001, we entered into a Modification And Settlement Agreement (the "Crooks Hollow Settlement") with Crooks Hollow Road, L.L.C., a Cayman Islands limited liability company ("Crooks Hollow"). Under the Crooks Hollow Settlement, Crooks Hollow agrees to waive and release us from all claims arising from five agreements between us and Crooks Hollow including a Common stock Purchase agreement dated May 10, 2000, a Registration Rights Agreement dated May 10, 2000, a Warrant dated May 10, 2000, a Modification Agreement dated August 28, 2000, and an Amendment to Agreement dated February 18, 2001 (together, the "Original Crooks Hollow Agreements").

The Original Crooks Hollow Agreements included repricing and penalty provisions under which we could have been required to issue and register up to as many as 27,516,951 shares of our common stock. Under the terms of the Crooks Hollow Settlement Agreement, we have issued to Crooks Hollow 7,218,400 shares of our common stock in consideration for Crooks Hollow releasing us and waiving all claims directly or indirectly arising from the Original Crooks Hollow Agreements. In addition, Crooks Hollow agrees that it will not sell, on any given trading day, a number of shares of the our common stock in excess of twenty (20%) percent of the aggregate trading volume of the our common stock on the prior day as reported by the American Stock Exchange. We are including 7,218,400 shares in this Prospectus that have been issued to Crooks Hollow.

DUTCHESS ADVISORS, LTD.
On December 21, 1999, we entered into a Corporate Finance and Advisory Agreement (the "Advisory Agreement") with Dutchess Advisors, Ltd. ("Dutchess"), under which Dutchess agreed to provide corporate development and financial advisory services to us. The Advisory Agreement, which had a term of twelve (12) months, provided for Dutchess to assist us in our financing efforts; in communications with shareholders and prospective investors; in seeking potential business partners, joint venture partners or merger or acquisition candidates; in seeking an underwriter for a potential public offering; and in related activities. In consideration of the services of Dutchess, we agreed to pay to Dutchess a cash fee of $5,000 per month for non-accountable expenses, and the sum of $750,000, payable in shares of our restricted common stock. The Advisory Agreement also provides for additional compensation to Dutchess in the event of a private or public offering of our securities through the efforts of Dutchess; however, during the term of the Advisory Agreement, no such financing was accomplished. Pursuant to the Advisory Agreement, we issued to Dutchess a total of 83,333 shares of our common stock, based on a market price of our common stock of approximately $9.00 per share on the date of issuance.

The Advisory Agreement required us to file a registration statement, including the Dutchess shares, on or before February 19, 2000. Due to financial and operating difficulties, described above, we were unable to file a registration statement by this date. On or about February 25, 2001, we entered into an Amendment to Agreement with Dutchess, amending the Advisory Agreement (the "Dutchess Amendment"). Under the terms of the Dutchess Amendment, we issued an additional 320,000 shares of restricted common stock (the "additional Dutchess shares"), in consideration of Dutchess' agreement to waive and release us from any claim resulting from our failure to timely file the registration statement. The Dutchess Amendment contains a "repricing" provision, for the purpose of ensuring a total value of $200,000 for the remaining 200,000 shares of the additional Dutchess shares (the "repricing shares"). If, on the date which is five (5) business days following the date of effectiveness of our registration statement covering the Dutchess shares (the "repricing date'), the average closing bid price of our common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $1.00 per share, we are required to issue to Dutchess that number of restricted shares of common stock necessary for Dutchess to receive a total value of $200,000 for the repricing shares. The Amendment limits, however, the total number of shares issuable to Dutchess, to 700,000 shares. We have agreed to include the repricing shares, at Dutchess' request, in any subsequent registration statement filed by us, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement. Dutchess has agreed to limit sales of Dutchess shares in any one week, to no more than 10% of our weekly trading volume average as reported by AMEX for the previous week. We are including 700,000 shares in this Prospectus that have been issued to Dutchess.

EAGLE PLAZA, L.C.
On January 20, 2001, we entered into a settlement agreement with Eagle Plaza, L.C. a Utah limited liability company under which we agreed to pay a balance due of $50,000 in our common stock. If on the date which is five (5) business days following the date our registration statement, is declared effective by



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the Commission, the average closing bid price of our common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $0.50 per share, we agreed issue to Eagle Plaza, L.C. the number of additional shares necessary for Eagle Plaza, L.C. to receive a total value of $50,000, based on such average closing bid price for such five (5) day period. However, in no event shall Eagle Plaza, L.C. receive shares in excess of a total of 100,000 shares at the repricing date. We are including 100,000 shares of our common stock owned by Eagle Plaza, L.C. in this Prospectus.

FERNANDO GOMEZ
On August 17, 2001, we entered into a release with Fernando Gomez under which we issued one hundred forty-two thousand two hundred twenty-two (142,222) shares of our common stock as settlement with Fernando Gomez of claims, totaling $90,000. for contracted services, employment and other expenses. We are including in this prospectus 142,222 shares of our common stock which will be or have been issued to Fernando Gomez.

BLAINE HARRIS
On July 27, 2001, we entered into a Settlement Agreement ("Harris Settlement Agreement") with Blaine Harris. According to the Harris Settlement Agreement, we agreed to issue to Blaine Harris the number of shares of our common stock equal
(x) $300,000 plus interest, multiplied by (y) 80% of the market price per share of the common stock at the time of conversion as determined by averaging the last sale price of our common stock during normal trading hours on the American Stock Exchange. We are including 2,750,000 shares of our common stock in this Prospectus that will be or have been issued to Blaine Harris.

I/O DISPLAY SYSTEMS LLC DBA RAZOR DIGITAL MEDIA
On May 3, 2001, we issued a Promissory Note to I-O DISPLAY SYSTEMS, LLC , doing business as RAZOR DIGITAL MEDIA, in the principal amount of four hundred thousand dollars ($400,000), plus simple interest on the unpaid principal amount at the rate of ten (10%) percent per annum from the date of issuance until paid. The entire principal amount and accrued interest is to be paid in full no later than December 1, 2001. We have the option to pay the amount owning under the note by making payment in our common stock at the value of the closing price of said exchange on the date the shares are delivered in payment, or $0.27 per share, whichever is lowest, which price per share times the number of shares paid will equal $400,000 plus interest at a rate of 10% per year from the date of execution of this note. We also agreed that the payment in our common stock will be fully unrestricted, registered "free trading" stock on or before December 1, 2001. Additionally, 100,000 shares will be issued at a value of $.27 per share, to I-O DISPLAY SYSTEMS, LLC, dba RAZOR DIGITAL MEDIA as compensation for attorney fees, court costs, and all other expenses incurred by I-O DISPLAY SYSTEMS, LLC and ILIXCO, INC., dba RAZOR DIGITAL MEDIA in settlement of these issues. We are including in this Prospectus 2,535,377 shares of our common stock which have been issued to I-O DISPLAY SYSTEMS, LLC.

LIONS GATE ENTERTAINMENT
On July 31, 2001, we entered into a General Release and Settlement Agreement ("Lion's Gate Settlement Agreement") with Lion's Gate Entertainment, Inc. a Delaware corporation ("Lion's Gate"). According to the Lion's Gate Settlement Agreement, we agreed to issue to Lion's Gate two hundred thousand (200,000) shares of our common stock in return for Loin's Gate waiving and releasing us from all claims arising from a license agreement between us and Trimark, a California corporation, dated February 8, 2000. Lion's Gate is the successor in interest to Trimark Pictures, Inc. We are including 200,000 shares of our common stock in this Prospectus that have been issued to Lion's Gate.

ALAN MILLER
On May 30, 2001, we entered into a Settlement Agreement ("Academy Settlement Agreement") with Academy Entertainment, Inc. a New Jersey corporation ("Academy"). According to the Academy



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Settlement Agreement, we agreed to issue to Alan Miller seventy-five thousand
(75,000) shares of our common stock in return for Academy waiving and releasing us from all claims arising from a license agreement between us and Academy dated November 3, 1999. We are including 75,000 shares of our common stock in this Prospectus that will be or have been issued to Alan Miller.

NATIONAL FINANCIAL COMMUNICATIONS CORP.
On June 1, 2001, we entered into a Settlement Agreement ("National Financial Settlement Agreement") with National Financial Communications Corp., a Massachusetts corporation ("National Financial"). According to the National Financial Settlement Agreement, we agreed to issue to National Financial two hundred fifty thousand (250,000) shares of our common stock in return for National Financial waiving and releasing us from all claims arising from a consulting agreement between us and National Financial dated September 1, 1999. For a period of thirty days after the effective date of the registration statement, (the "Sale Period"), National Financial will communicate to Chequemate the dollar amount recovered during the Sale Period of the sale of the 250,000 shares. If National Financial does not recover the full $71,259.52 owed by Chequemate, additional free trading shares will be issued to National Financial. The calculation to determine the number of additional shares to be issued to National Financial will be: The dollar amount not recovered by National Financial from the sale of the initial 250,000 shares, divided by the previous five day trade average from the date of the calculation, equaling the number of shares issued to National Financial. The date of the calculation shall begin at the conclusion of the Sale Period. If National Financial does not recover the full $71,259.52 owed by us, additional free trading shares will be issued to National Financial. We are including 250,000 shares of our common stock in this Prospectus that will be or have been issued to National Financial.


PROGRAMMING SERVICES, INC.
On November 1, 1999, we entered into an Asset Purchase Agreement, Bill Of Sale, Promissory Note, and Security Agreement with Programming Services, Inc., a Nevada corporation, under which we were to purchase a complete betta SP post production editing system, along with office equipment and office systems, for a total purchase price of $144,000. We were not able to pay the last $68,000 owing under these agreements within the timing given by the relevant agreements.

On March 19, 2001, we entered into a settlement agreement with Programming Services, Inc. under which we agreed to immediately issue to Programming Services, Inc., 404,761 shares of our restricted common stock. We agreed that the shares we issued to Programming Services, Inc. would have a gross value of $85,000, based on a market value of $0.21 per share, subject to adjustments as set forth in this paragraph. If on the date which is five (5) business days following the date Chequemate's registration statement is declared effective by the SEC the average closing bid price of the Company's common stock, as reported by the American Stock Exchange, for the five (5) business days prior to the repricing date, is less than $0.21 per share, we are obligated to issue to Programming Services, Inc. the number of additional shares necessary for Programming Services, Inc. to receive a total value of $85,000, based on such average closing bid price for such five (5) day period. However, in no event is Programming Services, Inc. receive shares in excess of a total of 500,000 shares at the repricing date. We are including 500,000 shares of our common stock owned by Programming Services, Inc. in this Prospectus.

ROCKY MOUNTAIN EMPLOYEE BENEFITS, INC.
On February 8, 2001, we entered into a Settlement Agreement with Rocky Mountain Employee Benefits, Inc. ("RMEB"), under which we settled a lawsuit (the "Settlement") brought by RMEB under an Office Lease Agreement dated April 1, 1996 (the "Lease"). Under the Settlement, we have issued a total of 295,567 shares of our restricted common stock (the "RMEB shares") in settlement and satisfaction of any claims under the Lease. We have agreed to file this registration statement on Form S-3, including the

RMEB shares, within thirty (30) days of the Settlement, and to exercise its best efforts to obtain effectiveness of the registration statement as soon as practicable.

The Settlement contains a "repricing" provision, for the purpose of ensuring a total value of $118,226.99 for the RMEB shares. If, on the date which is five
(5) business days following the date of effectiveness of our registration statement covering the RMEB shares (the "repricing date'), the average closing bid price for our common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $.40 per share, we are required to issue to RMEB that number of additional shares of restricted common stock necessary for RMEB to receive a total value of $118,226.99 (the "repricing shares"), based on such repricing period. We have agreed to include any additional shares issuable under the repricing provision, in any subsequent registration statement filed by us, exclusive of a registration statement on Form S-4 or S-8, and to exercise its best efforts in obtaining effectiveness of such registration statement. However, in now event shall RMEB receive most than 400,000 shares. We are including 400,000 shares of our common stock in this Prospectus that have been issued to RMEB.

SCOTT APPLEGATE AND CAPITAL PLUS
On August 9, 2000, we entered into an agreement (the "Applegate Agreement") with Scott Applegate and Capital Plus ("Applegate"), under which Applegate agreed to assign to us all of Applegate's interests in a lease between CapitalPlus, as lessor, and TEN Private Cable, as lessee. The Applegate Agreement allowed us to assume certain cable television rights, as lessor. In exchange for the assignment, we paid to Applegate the sum of $18,900 in cash, and issued to Scott Applegate a total of 61,150 shares of our common stock (the "initial Applegate shares"). The initial Applegate shares were issued based on a market value of $2.00 per share for a total value of $122,300.

Under the terms of the Applegate Agreement, we agreed to immediately file a registration statement on Form S-3, to include the initial Applegate shares. The Applegate Agreement provided that if our registration statement was not effective within forty five (45) days of the Applegate Agreement, we would pay to Applegate the sum of $122,300 in cash. In addition, the Applegate Agreement contained a repricing provision, requiring us to pay to Applegate, in cash, the difference between the initial Applegate share value ($122,300), and the market price of the Applegate shares upon effectiveness of the registration statement.

Due to financial and operating difficulties, we were unable to file the registration statement within the period required by the Applegate Agreement. On or about February 16, 2001, we amended the Applegate Agreement (the "Applegate Amendment"). Under the terms of the Applegate Amendment, we agreed to issue to Applegate an additional 121,850 shares of restricted common stock (the "additional Applegate shares"), in consideration of Applegate's agreement to waive and release us from any claim resulting from our failure to timely file the registration statement. We additionally agreed to file the registration statement, including the initial Applegate shares and the additional Applegate shares (together the "Applegate shares") within thirty (30) days of the Applegate Amendment, and to exercise our best efforts in obtain effectiveness of the registration as soon as practicable.

The Applegate Amendment also contains a "repricing" provision, for the purpose of ensuring a total value of $183,000 for the Applegate shares. If, on the date which is five (5) business days following the date of effectiveness of our registration statement covering the Applegate shares (the "repricing date'), the average closing bid price of our common stock, as reported by AMEX, for the five days preceding the repricing date (the "repricing period"), is less than $1.00 per share, we are required to issue to Applegate that number of restricted shares of common stock necessary for Applegate to receive a total value of $183,000 (the "repricing shares"). However, in no event is Applegate to receive more than 600,000 shares of our common stock. We are including 600,000 shares of common stock in this Prospectus that have been issued to Applegate.

UNITED BUSINESS SERVICES, INC.
On March 31, 2000, we entered into an Asset Purchase Agreement (the "UBS Agreement") with United Business Services, Inc., a Nevada corporation ("UBS"), under which we acquired from UBS all of the tangible and intangible assets relating to UBS' Video-On-Call Terminal and Video-On-Call Credit-Card-Swipe and related services. The UBS Agreement provided for a purchase price of $1,000,000, payable $60,000 upon signing of the UBS Agreement, with the balance payable at closing in shares of our restricted common stock, based on the average closing price of our common stock during the five (5) days prior to the closing. In August, 2000, under the terms of a letter amendment to the UBS Agreement (the "UBS letter amendment"), we issued a total of 640,000 shares of restricted common stock to UBS to complete this transaction.

The UBS letter amendment required us to file a registration statement on Form S-3, including a total of 200,000 shares of common stock issued to UBS in the transaction, on or before September 23, 2000. However, because of the financial and operating difficulties experienced by us during 2000, described above, we were unable to file the registration statement by such date. On or about January 5, 2001, we entered into an Amendment to Agreement with UBS, amending the UBS Agreement (the "UBS Amendment"). Under the terms of the UBS Amendment, we agreed to issue to UBS an additional 840,000 shares of restricted common stock (the "additional UBS shares"), in consideration of UBS' agreement to waive and release us from any claim resulting from our failure to timely file the registration statement. We are including 840,000 shares of our common stock in this Prospectus that have been issued to UBS.

VISIONCOMM SHAREHOLDERS
On December 19, 2000, we entered into an Amended Stock Purchase and Sales Agreement (the "VisionComm Stock Purchase Agreement") with VisionComm and the shareholders of VisionComm (the "VisionComm Shareholders"). The VisionComm Stock Purchase Agreement is incorporated by reference into this Prospectus from our Current Report on Form 8-K filed with the Commission on January 9, 2001. Under the terms of the VisionComm Stock Purchase Agreement we acquired all of the issued and outstanding shares of common stock of VisionComm, in exchange for the initial issuance of 2,500,000 shares of our restricted common stock to the VisionComm Shareholders, subject to a repricing adjustment, and the issuance to the VisionComm Shareholders, of promissory notes in the aggregate principal amount of $2,800,000 (the "Notes"). As a result of this transaction, VisionComm is a wholly-owned subsidiary of us.

On July 31, 2001, our shareholders ratified and approved the settlement with and the issuance of additional shares to the VisionComm Shareholders (the "VisionComm Settlement"). Pursuant to the VisionComm Settlement, the VisionComm Shareholders executed a Waiver and Release (the "Waiver and Release") by which they waive all of their rights under the VisionComm Stock Purchase Agreement and cancel the Notes in return for receiving 10,300,000 additional shares of our common stock. The VisionComm Shareholders and the number of shares of our common stock included in this Prospectus with respect to each VisionComm Shareholder are as follows: Stanley H. Rojeski, 797,632; Joe Melton, 11,038; DST Asset Management Company, 3,715; Kirk Kaalberg, 44,577; Charles P. Miller, 24,850; Nanci Sue Harvey-Brinkmeier, 12,425; Karen A. Wilson, 6,213; Berthel Growth & Income Trust I, 371,823 John R. Metzler, 17,831. Certain of our directors are VisionComm Shareholders and will be receiving shares of our common stock:
William J. Brinkmeier, 869,406 shares; Lawrence J. Wilk, 149,255 shares, Thomas
A. Nix, 179,255 shares, and Frank Friedlein, Jr., 41,980 shares. As explained above, this Prospectus also includes additional shares owned respectively by Brinkmeier, Wilk, Nix, and Friedlein that they received in compensation for their services to us.

            SUMMARY OF SHARES OFFERED BY SELLING SECURITYHOLDERS

The following table sets forth certain information with respect to the Selling Securityholders and the Securities held by each Selling Securityholder. Because the Selling Securityholders may actually offer and/or sell less than all of the Securities offered by this Prospectus, and because this offering is not being underwritten on a firm commitment basis, it is not possible to state with certainty the amount of Securities that will be held by the Selling Securityholders after completion of this offering. Therefore, the table below assumes that all Securities offered by this Prospectus will be sold. The Securities offered by this Prospectus may be offered from time to time in whole or in part by the Selling Securityholders. See "Plan of Distribution."



---------------------------------------------------------------------------------------------------------------------
Selling Securityholder              Amount of             Amount of             Amount of Securities   Percentage of
                                 Securities Owned      Securities to be          After the Offering     Class Owned
                                   Prior to the           Offered                                        After the
                                     Offering                                                             Offering
---------------------------------------------------------------------------------------------------------------------
Terasource Venture                  7,618,842             7,618,842                         0               0.00%
Capital Co., Ltd.

---------------------------------------------------------------------------------------------------------------------
Crooks Hollow                       7,218,400             7,218,400                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Philmoon Seong                      5,186,553             5,186,555                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Blaine Harris                       3,308,159             2,750,000                   558,159               0.74%

---------------------------------------------------------------------------------------------------------------------
I-O Display Systems,                2,535,377             2,535,377                         0               0.00%
LLC

---------------------------------------------------------------------------------------------------------------------
Hyundai & Terasource                2,118,020             2,118,020                         0               0.00%
D-Convergence
Venture Investment
Partnership

---------------------------------------------------------------------------------------------------------------------
MMAA - Terasource                   2,118,020             2,118,020                         0               0.00%
Venture Investment
Partnership




---------------------------------------------------------------------------------------------------------------------
Terasource W-N Venture              2,062,261             2,062,261                         0               0.00%
Investment Partnership

---------------------------------------------------------------------------------------------------------------------
Hyang Hee Shin                      1,865,009             1,865,009                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Sang Im Nam                         1,821,175             1,821,175                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Ki Seok Park                        1,489,797             1,489,797                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
United Business                     1,480,000               840,000                   640,000                .08%
Systems, Inc.

---------------------------------------------------------------------------------------------------------------------
Seung Hoon Lee                      1,312,620             1,312,620                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Ji Sun Lee                          1,306,773             1,306,773                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Kyung Rock, Lee                     1,305,253             1,305,253                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
William Brinkmeier                  1,272,522             1,242,522                    30,000               0.04%

---------------------------------------------------------------------------------------------------------------------
Hye Young Cho                       1,071,166             1,071,166                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Pil-Soo Sung                        1,044,988             1,044,988                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Dutchess Advisors, Ltd.             1,020,000               700,000                   320,000               0.42%

---------------------------------------------------------------------------------------------------------------------
Inside Telenetcom Co.,                932,389               932,389                         0               0.00%
Ltd.

---------------------------------------------------------------------------------------------------------------------
Stanley H. Rojeski                    797,632               797,632                         0               0.00%




---------------------------------------------------------------------------------------------------------------------
Scott Applegate And                   783,000               600,000                   183,000               0.24%
Capital Plus

---------------------------------------------------------------------------------------------------------------------
Rocky Mountain                        695,567               400,000                   295,567               0.39%
Employee Benefits, Inc.

---------------------------------------------------------------------------------------------------------------------
Paul Lebarre                          561,640               561,640                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Chandos Mahon                         560,858               560,858                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Wan Ki Choi                           527,111               527,111                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Myeung Rae Kim                        512,147               512,147                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Jeong Joo Heo                         507,082               507,082                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Programming Services,                 500,000               500,000                         0               0.00%
Inc.

---------------------------------------------------------------------------------------------------------------------
Thomas A. Nix                         496,599               466,599                    30,000               0.04%

---------------------------------------------------------------------------------------------------------------------
Young Doo Choi                        465,320               465,320                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Lawrence J. Wilk                      433,703               433,703                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Ernest Mckay                          390,213               390,213                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Joo Ryang, Um                         375,810               375,810                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Kyeong Eel Joo                        374,291               374,291                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Berthel Growth &                      371,823               371,823                         0               0.00%
Income Trust I

---------------------------------------------------------------------------------------------------------------------
Frank Friedlein                       370,511               370,511                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Gon Seong Yoo                         358,912               358,912                         0               0.00%


---------------------------------------------------------------------------------------------------------------------
Young Joo Kim                         338,975               338,975                         0               0.00%




---------------------------------------------------------------------------------------------------------------------
Myeong Hee Sung                       277,967               277,967                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Myeong Ja Kang                        274,376               274,376                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Byeong Cheol Cho                      257,616               257,616                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Eun Jeong Heo                         257,293               257,293                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
National Financial                    250,000               250,000                         0               0.00%
Communications Corp.

---------------------------------------------------------------------------------------------------------------------
Kim, Kyung Min                        202,501               202,501                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Lions Gate                            200,000               200,000                         0               0.00%
Entertainment, Inc.

---------------------------------------------------------------------------------------------------------------------
Gi Sea Nam                            194,259               194,259                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Young Seok Seong                      192,003               192,003                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Chan Joo Park                         188,043               188,043                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Jun Ho Yoon                           171,329               171,329                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Fernando Gomez                        167,222               142,222                    25,000               0.03%

---------------------------------------------------------------------------------------------------------------------
Jeong Ho Park                         163,962               163,962                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Sung Gyoon, Kim                       159,358               159,358                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Seung Hwan Lee                        156,089               156,089                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Ki Young Ko                           153,372               153,372                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Jang Rak Choi                         159,634               159,634                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Seong Jin Choi                        149,459               149,459                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Myeong Hee Lee                        149,367               149,367                         0               0.00%




---------------------------------------------------------------------------------------------------------------------
Eagle Plaza, L.C.                     145,000               100,000                    45,000               0.06%

---------------------------------------------------------------------------------------------------------------------
Soo Won Lee                           134,448               134,448                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Jin Soo Park                          133,435               133,435                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Seong Yong Hwang                      133,389               133,389                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Gyoo Hang Chang                       132,837               132,837                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
BH Productions                        100,000               100,000                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Cinema Internet                        95,000                95,000                         0               0.00%
Networks, Inc.

---------------------------------------------------------------------------------------------------------------------
Yong Hyeon Jee                        151,024               151,024                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Alan Miller                            75,000                75,000                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Kirk Kaalberg                          44,577                44,577                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Charles P. Miller                      24,850                24,850                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
John Metzler                           17,831                17,831                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Nanci Sue                              12,425                12,425                         0               0.00%
Harvey-Brinkmeier

---------------------------------------------------------------------------------------------------------------------
Joe Melton                             11,038                11,038                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
Karen A. Wilson                         6,213                 6,213                         0               0.00%

---------------------------------------------------------------------------------------------------------------------
DST Asset Management                    3,715                 3,715                         0               0.00%
Company

---------------------------------------------------------------------------------------------------------------------
TOTAL                              62,453,150             60,326424                 2,126,726                  3%


                               RECENT DEVELOPMENTS

No material changes have occurred in our affairs since we filed with the Commission on July 11, 2000 our Annual Report on Form 10-KSB for the fiscal year ended March 31, 2001 which contains audited consolidated financial statements for the most recent fiscal year for which such statements have been filed and which have not been described in a report on our Quarterly Report on Form 10-QSB for the three months ended September 30, 2001, filed with the Commission on November 19, 2001.


            LIMITATION ON LIABILITY AND DISCLOSURE OF COMMISSION
         POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Our Restated Articles of Incorporation and By-Laws provide for indemnification of our officers and directors to the fullest extent provided by law. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our officers, directors or controlling persons, pursuant to our Articles of Incorporation, By-Laws or otherwise, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable.

                                  LEGAL MATTERS

Certain legal matters with respect to the Securities offered hereby will be passed upon for us by Utah counsel.

                   INTERESTS OF NAMED EXPERTS AND COUNSEL

Our consolidated financial statements for the two fiscal years ended March 31, 2001, included in the our Annual Report on Form 10-KSB, have been audited by HJ & Associates, LLC, independent certified public accountants, as set forth in their report for that period. Such consolidated financial statements are incorporated in this Prospectus in reliance upon such report given upon the authority of such firm as experts in accounting and auditing. Quarterly reports on Form 10-QSB, as incorporated through September 30, 2001, are submitted on an unaudited basis. No expert or counsel in this Prospectus owns any of our common stock or will be issued any of our common stock by virtue of services provided in connection with the preparation of this Prospectus.

NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS OFFERING; AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY C-3D. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SHARES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF C-3D SINCE THE DATE HEREOF.

                                   60,326,424

                                    SHARES OF
                                    --------
                                  COMMON STOCK

                          CHEQUEMATE INTERNATIONAL, INC.

                                P R O S P E C T U S

                                 NOVEMBER 30, 2001
                                  -------------

                                     PART II
                   INFORMATION NOT REQUIRED IN PROSPECTUS

                OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by us. All amounts shown are estimates except the Securities and Exchange Commission registration fee.


Filing Fee - Securities and Exchange Commission $2,565.00
Legal Fees and Expenses $15,000
Printing, EDGAR formatting and services and mailing expenses $5,000 Total Expenses $22,565.00

* All amounts are estimated except for the federal registration fee.

                 INDEMNIFICATION OF DIRECTORS AND OFFICERS

Utah law provides for indemnification or directors and officers as follows:

16-10A-902 AUTHORITY TO INDEMNIFY DIRECTORS. (1) Except as provided in Subsection (4), a corporation may indemnify an individual made a party to a proceeding because he is or was a director, against liability incurred in the proceeding if: (a) his conduct was in good faith; and (b) he reasonably believed that his conduct was in, or not opposed to, the corporation's best interests; and (c) in the case of any criminal proceeding, he had no reasonable cause to believe his conduct was unlawful. (2) A director's conduct with respect to any employee benefit plan for a purpose he reasonably believed to be in or not opposed to the interests of the participants in and beneficiaries of the plan is conduct that satisfies the requirement of Subsection (1)(b). (3) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section (4) A corporation may not indemnify a director under this section: (a) in connection with a proceeding by or in the right of the corporation in which the director was adjudged liable to the corporation; or (b) in connection with any other proceeding charging that the director derived an improper personal benefit, whether or not involving action in his official capacity, in which proceeding he was adjudged liable on the basis that he derived an improper personal benefit.
(5) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding

16-10A-903 MANDATORY INDEMNIFICATION OF DIRECTORS. Unless limited by its articles of incorporation, a corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or in the defense of any claim, issue, or matter in the proceeding, to which he was a party because he is or was a director of the corporation, against reasonable expenses incurred by him in connection with the proceeding or claim with respect to which he has been successful.

16-10A-907 INDEMNIFICATION OF OFFICERS, EMPLOYERS, FIDUCIARIES AND AGENTS. Unless a corporation's articles of incorporation provide otherwise: (1) an officer of the corporation is entitled to mandatory indemnification under
Section 16-10a-903, and is entitled to apply for court-ordered indemnification under Section 16-10a-905, in each case to the same extent as a director; (2) the corporation may indemnify and advance expenses to an officer, employee, fiduciary, or agent of the corporation to the same extent as to a director; and (3) a corporation may also indemnify and advance expenses to an officer, employee, fiduciary, or agent who is not a director to a greater extent, if not inconsistent with public policy, and if provided for by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.

16-10A-908 INSURANCE. A corporation may purchase and maintain liability insurance on behalf of person who is or was a director, officer, employee, fiduciary, or agent of the corporation, of who, while serving as a director, officer, employee, fiduciary, or agent of the corporation, is or was serving at the request of the corporation as a director, officers, partner, trustee, employee, fiduciary, or agent of another foreign or domestic corporation or other person, or of an employee benefit plan, against liability asserted against or incurred by him in that capacity or arising from his status as a director, officer, employee, fiduciary, or agent, whether or not the corporation would have power to indemnify him against the same liability under Sections 16-10a-902, 16-10a-903, or 16-10a-907. Insurance may be procured from any insurance company designated by the board of directors, whether the insurance company is formed under the laws of this state or any other jurisdiction of the United States or elsewhere, including any insurance company in which the corporation has an equity or any other interest through stock ownership or otherwise.

16-10A-909 LIMITATIONS OF INDEMNIFICATION OF DIRECTORS. (1) A provision treating a corporation's indemnification of, or advance for expenses to, directors that is contained in its articles of incorporation of bylaws, in a resolution of its shareholders or board of directors, or in a contract (except an insurance policy) or otherwise, is valid only if and to the extent the provision is not inconsistent with this part. If the articles of incorporation limit indemnification or advance of expenses, indemnification and advance of expenses are valid only to the extent not inconsistent with the articles of incorporation. (2) This part does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when the director has not been made a named defendant or respondent to the proceeding.

Article IV of our Restated Articles of Incorporation of provide as follows:

"To the fullest extent permitted by the Act [the Revised Utah Business Corporation Act], as the same exists or may hereafter be amended, no director shall personally be liable to the Corporation or it shareholders for monetary damages except for liability for (a) the amount of a financial benefit received by a director to which he is not entitled, (b) an intentional infliction of harm on the Corporation or the shareholders, (c) a violation of Section 16-10a-841 relating to the liability for unlawful distributions, or (d) an intentional violation of criminal law. To the fullest extent permitted by the Act, as the same exists or may hereafter be amended, the Corporation shall indemnify its officers and directors as provided in Section 16-10a-901 et seq., U.C.A."

Section 11.01 of our By-Laws provides as follows:

"INDEMNIFICATION. To the fullest extent permitted by the Utah Revised Business Corporation Act, as the same exists or may hereafter be amended, the corporation shall indemnify its officers and directors as provided in
Section 16-10a-901 et seq., U.C.A."

                                      EXHIBITS

Exhibit
  No.                               Name of Exhibit
4.1       Specimen certificate for common stock filed as Exhibit 4.1 to the
          Company's 8-A registration statement and incorporated herein by reference.

4.2       Amended and Restated Master Agreement between the Company and Another
          World Inc. dated June 13, 2001 (Incorporated by reference from
          Schedule 14A filed by the Company with the Commission on June 14, 2001.)

4.3       Amended Settlement Agreement between the Company and BH Productions,
          Inc. dated February 27, 2001. (Incorporated by reference from Form
          10-KSB filed by the Company with the Commission on September 11, 2001).

4.4       Asset Purchase Agreement between the Company and Cinema Internet
          Networks, Inc. ("CIN") dated May 25, 2000. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.5       Letter Amendment to Asset Purchase Agreement between the Company and
          CIN dated August 3, 2000*

4.6       Pledge and Escrow Agreement between the Company and CIN, and Linda J.
          Hogg, escrow agent, dated August 23, 2000*

4.7       Amendment to Agreement between the Company and CIN dated February 2, 2001*

4.8       Resolutions of the Board of Directors of the Company dated January 12,
          2001 authorizing the issuance of common stock of the Company to certain named directors and officers of the Company.

4.9       Modification and Settlement Agreement between the Company and Crooks
          Hollow Road, L.L.C. ("CHR") [To be included in a subsequent amendment]

4.10      Common Stock Purchase Agreement between the Company and CHR dated May
          10, 2000 (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

4.11      Registration Rights Agreement between the Company and CHR, dated May
          10, 2000. (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

4.12      Modification Agreement between the Company and CHR dated August 28, 2000.*

4.13      Amendment to Agreement between the Company and CHR dated February 18, 2001.*

4.14      Settlement Agreement between the Company and Eagle Plaza, L.C. dated
          January 20, 2001.

4.15      Settlement Agreement between the Company and Fernando Gomez dated
          August 17, 2001.

4.16      Settlement Agreement between the Company and Blaine Harris dated
          July 27, 2001.

4.17      Promissory Note issued by the Company for the benefit of I-O Display
          Systems, LLC , doing business as Razor Digital Media. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.18      Corporate Finance and Advisory Agreement between the Company and
          Dutchess Advisors, Ltd. ("DAL"), dated December 21, 1999.*

4.19      Amendment to Agreement between the Company and DAL dated February 25, 2001.*

4.20      General Release and Settlement Agreement between the Company and
          Lion's Gate Entertainment, Inc. dated July 31, 2001.

4.21      Settlement Agreement between the Company and Academy Entertainment,
          Inc. dated May 30, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.22      Settlement Agreement between the Company and National Financial
          Communications Corp. dated June 1, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.23      Settlement Agreement between the Company and Programming Services,
          Inc. dated March 19, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.24      Settlement Agreement between the Company and Rocky Mountain Employee
          Benefits, Inc. dated February 8, 2001.*

4.25      Agreement between the Company and Scott Applegate and TEN Private
          Cable dated August 9, 2000.*

4.26      Amendment to Agreement between the Company and Applegate dated
          February 16, 2001.*

4.27      Asset Purchase Agreement between the Company and United Business
          Services, Inc. ("UBS"), dated March 31, 2000.*

4.28      Letter Amendment to Asset Purchase Agreement between the Company and
          UBS dated August 8, 2000.*

4.29      Amendment to Agreement between the Company and UBS dated January 5, 2001.*

4.30 Waiver and Release by certain shareholders of the Company (the "Waiver and Release") dated April 15, 2001. (Incorporated by reference from
          Schedule 14A filed by the Company with the Commission on June 14, 2001.)

5.1 Form of Opinion of Jones, Waldo, Holbrook & McDonough as to the legality of the Shares*

5.2 Form of Opinion of Utah Counsel [to be filed in a subsequent amendment]

23.1      Consent of HJ & Associates, Certified Public Accountants.
          (Accountants for the Company)

23.2      Consent of Jones, Waldo Holbrook & McDonough (contained in Opinion of
          Counsel filed as Exhibit 5.1).*

24        Power of Attorney (See Signature page of this Registration Statement).

*Previously filed with the Commission as an exhibit to the Company's S-3 filed with the Commission on March 5, 2001.


                                  UNDERTAKINGS

We hereby undertake:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material changes to such information in the Registration Statement; provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted against the Company by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3, and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on November 27, 2001.


CHEQUEMATE INTERNATIONAL, INC.
Date: November 27, 2001



By /s/ Chandos Mahon
-------------------------------
Chandos Mahon
President and Chief Executive Officer

                                POWER OF ATTORNEY

We, the undersigned officers and directors of Chequemate International, Inc., d/b/a C-3D Digital, Inc., hereby severally constitute Chandos Mahon, as our true and lawful attorney with full power to him, to sign for us and in our names in the capacities indicated below the Registration Statement on Form S-3 filed herewith and any and all pre-effective and post-effective amendments to said Registration Statement, and generally to do all such things in our name and behalf in our capacities as officers and directors to enable Chequemate International, Inc., to comply with the provisions of the Securities Act and all requirements of the Securities and Exchange Commission, hereby ratifying and confirming our signatures as it may be signed by our said attorney, to said Registration Statement and any and all amendments thereto.


Date: November 27, 2001

By /s/ William Brinkmeier
------------------------------------
William Brinkmeier, Director                             Date: November 27, 2001

By /s/ In Q Lee
------------------------------------
In Q Lee, Director                                       Date: November 27, 2001

By /s/ Chung Lee
------------------------------------
Chung Lee, Director                                      Date: November 27, 2001

By /s/ Chandos Mahon
------------------------------------
Chandos Mahon, Director                                  Date: November 27, 2001

By /s/ Thomas Nix
------------------------------------
Thomas Nix, Director                                     Date: November 27, 2001

By /s/ Philmoon Seong
------------------------------------
Philmoon Seong, Director                                 Date: November 27, 2001

By /s/ Alexander Shang
------------------------------------
Alexander Shang, Director                                Date: November 27, 2001

                                  EXHIBIT INDEX

Exhibit
  No.                               Name of Exhibit
4.1       Specimen certificate for common stock filed as Exhibit 4.1 to the
          Company's 8-A registration statement and incorporated herein by reference.

4.2       Amended and Restated Master Agreement between the Company and Another
          World Inc. dated June 13, 2001 (Incorporated by reference from
          Schedule 14A filed by the Company with the Commission on June 14, 2001.)

4.3       Amended Settlement Agreement between the Company and BH Productions,
          Inc. dated February 27, 2001. (Incorporated by reference from Form
          10-KSB filed by the Company with the Commission on September 11, 2001).

4.4       Asset Purchase Agreement between the Company and Cinema Internet
          Networks, Inc. ("CIN") dated May 25, 2000. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.5       Letter Amendment to Asset Purchase Agreement between the Company and
          CIN dated August 3, 2000*

4.6       Pledge and Escrow Agreement between the Company and CIN, and Linda J.
          Hogg, escrow agent, dated August 23, 2000*

4.7       Amendment to Agreement between the Company and CIN dated February 2, 2001*

4.8       Resolutions of the Board of Directors of the Company dated January 12,
          2001 authorizing the issuance of common stock of the Company to certain named directors and officers of the Company.

4.9       Modification and Settlement Agreement between the Company and Crooks
          Hollow Road, L.L.C. ("CHR") [To be included in a subsequent amendment]

4.10      Common Stock Purchase Agreement between the Company and CHR dated May
          10, 2000 (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

4.11      Registration Rights Agreement between the Company and CHR, dated May
          10, 2000. (Incorporated by reference from Form 8-K filed by the Company with the Commission on May 26, 2000).

4.12      Modification Agreement between the Company and CHR dated August 28, 2000.*

4.13      Amendment to Agreement between the Company and CHR dated February 18, 2001.*

4.14      Settlement Agreement between the Company and Eagle Plaza, L.C. dated
          January 20, 2001.

4.15      Settlement Agreement between the Company and Fernando Gomez dated
          August 17, 2001.

4.16      Settlement Agreement between the Company and Blaine Harris dated
          July 27, 2001.

4.17      Promissory Note issued by the Company for the benefit of I-O Display
          Systems, LLC , doing business as Razor Digital Media. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.18      Corporate Finance and Advisory Agreement between the Company and
          Dutchess Advisors, Ltd. ("DAL"), dated December 21, 1999.*

4.19      Amendment to Agreement between the Company and DAL dated February 25, 2001.*

4.20      General Release and Settlement Agreement between the Company and
          Lion's Gate Entertainment, Inc. dated July 31, 2001.

4.21      Settlement Agreement between the Company and Academy Entertainment,
          Inc. dated May 30, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.22      Settlement Agreement between the Company and National Financial
          Communications Corp. dated June 1, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.23      Settlement Agreement between the Company and Programming Services,
          Inc. dated March 19, 2001. (Incorporated by reference from Form 10-KSB filed by the Company with the Commission on September 11, 2001).

4.24      Settlement Agreement between the Company and Rocky Mountain Employee
          Benefits, Inc. dated February 8, 2001.*

4.25      Agreement between the Company and Scott Applegate and TEN Private
          Cable dated August 9, 2000.*

4.26      Amendment to Agreement between the Company and Applegate dated
          February 16, 2001.*

4.27      Asset Purchase Agreement between the Company and United Business
          Services, Inc. ("UBS"), dated March 31, 2000.*

4.28      Letter Amendment to Asset Purchase Agreement between the Company and
          UBS dated August 8, 2000.*

4.29      Amendment to Agreement between the Company and UBS dated January 5, 2001.*

4.30 Waiver and Release by certain shareholders of the Company (the "Waiver and Release") dated April 15, 2001. (Incorporated by reference from
          Schedule 14A filed by the Company with the Commission on June 14, 2001.)

5.1 Form of Opinion of Jones, Waldo, Holbrook & McDonough as to the legality of the Shares*

5.2 Form of Opinion of Utah Counsel [to be filed in a subsequent amendment]

23.1      Consent of HJ & Associates, Certified Public Accountants.
          (Accountants for the Company)

23.2      Consent of Jones, Waldo Holbrook & McDonough (contained in Opinion of
          Counsel filed as Exhibit 5.1).*

24        Power of Attorney (See Signature page of this Registration Statement).


*Previously filed with the Commission as an exhibit to the Company's S-3 filed with the Commission on March 5, 2001.